Exhibit 2.4

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As at 31 December 2022, Haleon plc (“Haleon,” the “Company,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of each class	Trading symbol	Name of each exchange on which registered
Ordinary shares, nominal value £0.01 per share (“Ordinary Shares”)	HLN	New York Stock Exchange(*)
American Depositary Shares (“ADSs”), each representing two Ordinary Shares		New York Stock Exchange
3.024% Callable Fixed Rate Senior Notes due 2024	HLN/24	New York Stock Exchange
Callable Floating Rate Senior Notes due 2024	HLN/24A	New York Stock Exchange
3.125% Fixed Rate Senior Notes due 2025	HLN/25	New York Stock Exchange
3.375% Fixed Rate Senior Notes due 2027	HLN/27	New York Stock Exchange
3.375% Fixed Rate Senior Notes due 2029	HLN/29	New York Stock Exchange
3.625% Fixed Rate Senior Notes due 2032	HLN/32	New York Stock Exchange
4.000% Fixed Rate Senior Notes due 2052	HLN/52	New York Stock Exchange

(*)	Not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission.

Capitalized terms used but not defined herein have the meanings given to them in Haleon’s Annual Report and Form 20-F for the fiscal year ended 31 December 2022 (the “2022 Form 20-F”).

I.ORDINARY SHARES

The following description of our Ordinary Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by Haleon’s Articles of Association and by the Companies Act 2006, as amended (the “Act”) and any other applicable English law concerning companies, as amended from time to time.

A copy of Haleon’s Articles of Association is filed as Exhibit 1 to the 2022 Form 20-F.

Form and Transferability of our Share Capital

Our share capital is represented by 9,234,573,831 Ordinary Shares, of which 3,559,371,012 are Ordinary Shares registered pursuant to Section 12(b) of the Exchange Act. There are two classes of shares: (a) Ordinary Shares, and (b) fully paid non-voting preference shares of £1 each in the capital of the Company (“Non-Voting Preference Shares”), which are not registered pursuant to Section 12(b) of the Exchange Act.

The Ordinary Shares and the Non-Voting Preference Shares are fully paid in registered form and are capable of being held in certificated and uncertificated form.

Our Ordinary Shares are admitted to the premium listing segment of the Official List of the Financial Conduct Authority of the UK (“FCA”) and trading on the main market for listed securities of the London Stock Exchange plc (“LSE”) under the symbol “HLN.”

Holders of Ordinary Shares who the Company believes are or may be Designated Persons1 are not permitted to dispose of their Ordinary Shares or any legal or beneficial interest in any of them without the prior written consent of the Company. The Ordinary Shares are otherwise freely transferable and there are no restrictions on transfer.

The Ordinary Shares are registered with ISIN number GB00BMX86B70 and SEDOL number BMX86B7.

Rights attached to the Ordinary Shares

Summary

All the Ordinary Shares rank pari passu in all respects. There are no conversion or exchange rights attaching to the Ordinary Shares, and all the Ordinary Shares have equal rights to participate in capital, dividend and profit distributions by the Company.

Subject to the provisions of the Act, any equity securities issued by the Company for cash must first be offered to holders of Ordinary Shares (“Shareholders”) in proportion to their holdings of Ordinary Shares. The Act and the rules made by the FCA in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 of the UK, as amended from time to time (the “UK Listing Rules”) allow for the disapplication of pre-emption rights which may be approved by a special resolution of the Shareholders, either generally or specifically, for a maximum period not exceeding five years.

Except in relation to dividends which have been declared and rights on a liquidation of the Company, the Shareholders have no rights to share in the profits of the Company. The Ordinary Shares rank behind the Non-Voting Preference Shares, and pari passu with all other Ordinary Shares, for dividends and distributions on Ordinary Shares declared, made or paid after their issue.

The Ordinary Shares are not redeemable. However, the Company may purchase or contract to purchase any of the Ordinary Shares on- or off-market, subject to the Act and the requirements of the UK Listing Rules. The Company may purchase Ordinary Shares only out of distributable reserves or the proceeds of a new issue of shares made to fund the repurchase.

Further details of the rights attached to the Ordinary Shares in relation to attendance and voting at general meetings, entitlements on a winding-up of the Company, transferability of Ordinary Shares and dividends are set out below.

Share rights

Subject to any rights attached to existing Ordinary Shares, the Company may issue shares with such rights and restrictions as the Company may by ordinary resolution decide, or (if there is no such resolution or so far as it does not make specific provision) as the Board may decide. Such rights and restrictions apply as if they were set out in the Articles of Association. The Company may issue redeemable shares, subject to any rights attached to existing Ordinary Shares. The Board may determine the terms and conditions and the manner of redemption of any redeemable shares so issued. Such terms and conditions apply to the relevant shares as if they were set out in the Articles of Association.

[1]

“Designated Person” is (A) any person listed on a Sanctions List (as defined in the Articles of Association); or (B) any other person, in each case where it would be unlawful, by virtue of any Sanctions Law (as defined in the Articles of Association) applicable to the Company, for the Company or any of its directors, officers, or employees to make available to such person, or to otherwise facilitate dealings by such person in, any shares in the company or the benefit of any rights attaching to such shares.

Variation of rights

Subject to applicable legislative provisions, all or any of the rights attached to any existing class of shares (including the Ordinary Shares) may from time to time (whether or not the Company is being wound up) be varied or abrogated in such manner as those rights may provide or (if no such provision is made) either with the consent in writing of at least 75% of the Shareholders in nominal value of the Ordinary Shares (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a validly called and conducted separate general meeting of the Shareholders.

Calls

Subject to the terms of issue, the board may from time to time make calls upon the Shareholders of any moneys unpaid on their Ordinary Shares (whether on account of the nominal amount of the Ordinary Shares or by way of premium) and not payable on a date fixed by or in accordance with the terms of issue, and each Shareholder shall (subject to the Company serving upon the Shareholder at least 14 clear days’ written notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on the Shareholder’s Ordinary Shares. A call may be made payable by instalments. A call may be revoked or postponed, in whole or in part, as the board may decide. A Shareholder upon whom a call is made shall remain liable jointly and severally with the successors in title to such Shareholder’s Ordinary Shares for all calls made upon them notwithstanding the subsequent transfer of the Ordinary Shares in respect of which the call was made.

Voting rights

Shareholders are entitled to vote at a general meeting or class meeting on a poll. Under the Articles of Association, any resolution put to a vote at a general meeting of the Company shall be decided on a poll. The Act and the Articles of Association of the Company provide that on a poll every Shareholder has one vote per Ordinary Share held by them and a Shareholder may vote in person or by one or more proxies. Where a Shareholder appoints more than one proxy, the proxies appointed by them taken together have the same voting rights as the Shareholder could exercise in person.

In the case of joint holders of an Ordinary Share the vote of the senior who tenders a vote, whether in person or by proxy, is accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority is determined by the order in which the names stand in the register in respect of the joint holding.

Restrictions on voting

A Shareholder is not entitled to vote at any general meeting or class meeting in respect of any Ordinary Share held by them if any call or other sum then payable by them in respect of that Ordinary Share remains unpaid or if that Shareholder has been served with a restriction notice (as defined in the Articles of Association) after failure to provide the Company with information concerning interests in those Ordinary Shares required to be provided under the Act.

Dividends and other distributions

The Company may by ordinary resolution from time to time declare dividends not exceeding the amount recommended by the Board. Subject to the Act, the Board may pay interim dividends, and also any fixed rate dividend, whenever the financial position of the Company, in the opinion of the Board, justifies its payment. If the Board acts in good faith, it is not liable to holders of Ordinary Shares or Non-Voting Preference Shares with preferred or pari passu rights for losses arising from the payment of interim or fixed dividends on other Ordinary Shares or Non-Voting Preference Shares.

The Board may withhold payment of all or any part of any dividends or other moneys payable in respect of Ordinary Shares from a person with a 0.25 per cent. or greater holding, in number or nominal value, of such shares (in each case, calculated exclusive of any such shares held as treasury shares) (in this paragraph, a “0.25 per cent. interest”) if such a person has been served with a restriction notice (as defined in the Articles of Association) after failure to provide the Company with information concerning interests in those Ordinary Shares required to be provided under the Act.

Dividends on the Non-Voting Preference Shares which have become due and payable in accordance with the Articles are required to be approved and paid in full before any repurchases or distributions can be made with respect to the Ordinary Shares.

Except insofar as the rights attaching to, or the terms of issue of, any Ordinary Share otherwise provide, all dividends are apportioned and paid pro rata as between the Ordinary Shares according to the amounts paid up on the Ordinary Share during any portion of the period in respect of which the dividend is paid. Dividends may be declared or paid in any currency.

The Board may, if authorised by an ordinary resolution of the Company, offer Shareholders (excluding any Shareholder holding Ordinary Shares as treasury shares) in respect of any dividend the right to elect to receive Ordinary Shares by way of scrip dividend instead of cash.

Any dividend unclaimed after a period of six years from the date when it was declared or became due for payment is forfeited and reverts to the Company unless the Board decides otherwise.

The Board may decide on the way dividends or other money payable in cash relating to an Ordinary Share are paid, including deciding on different methods of payment for different Shareholders or groups of Shareholders. If the Board has decided on different methods of payment, it may also give Shareholders the option of choosing in which of these ways they would like to receive payment or it may specify that a particular method of payment will be used unless Shareholders choose otherwise. If Shareholders fail to provide the necessary details to enable payment of the dividend or other amount payable to them or if payment cannot be made using the details provided by the Shareholder, the dividend or other amount payable will be treated as unclaimed.

The Company may cease to employ any means of payment, including intra-bank transfers or other electronic means, for dividends if (i) for any one dividend the payment by any method has failed (including where the payment has been rejected or refunded) and reasonable enquiries have failed to establish any new account of the registered holder; or (ii) in respect of any payments to be made via cheque, any hard copy notice, document or other information served on or sent or supplied to a member of the Company has been returned to the Company undelivered and the relevant member has not supplied to the Company (or its agent) a new registered address, or a postal address within the United Kingdom or the United States for the service of notices and the despatch or supply of documents and other information. The Company must recommence sending dividend payments if the holder or person entitled by transmission requests such recommencement in writing (and provides any information reasonably required by the Company to enable it to do so).

Rights on a winding up

The Non-Voting Preference Shares carry preferential rights to participate in a distribution of capital in the event of insolvency (including on a winding-up) up to an amount equal to their nominal value plus accrued dividend and any arrears or deficiency in amount of the cumulative dividend.

The Ordinary Shares do not carry any rights to participate in a capital distribution (including on a liquidation) other than those that exist as a matter of law. Under the Act, upon a liquidation, after the claims of creditors have been satisfied and subject to any special rights attaching to any other class of shares in the Company (including the Non-Voting Preference Shares), surplus assets (if any) are distributed among the Shareholders in proportion to the number and nominal amounts of their Ordinary Shares.

Pre-emption rights

The rights of Shareholders to participate pre-emptively in any allotment of equity securities are prescribed by the Act. Under the Act, subject to certain statutory exceptions, a company proposing to allot equity securities (which includes the grant of rights to subscribe for shares) must first offer them on the same or more favourable terms to each holder of shares pro rata to their existing shareholding. The statutory pre-emption right also applies to a sale of shares that, immediately before the sale, were held by the Company as treasury shares. The Act allows this statutory pre-emption right to be disapplied by special resolution so that the Directors may allot shares as if the pre-emption provisions did not apply, either in relation to a general authority to allot shares or in relation to a specified allotment of equity securities.

The statutory pre-emption regime does not apply to: the allotment or transfer of Ordinary Shares under an employees’ share scheme; the allotment of bonus shares; or an allotment of equity securities that are paid up wholly or partly otherwise than in cash.

Transfer of shares

The Ordinary Shares are in registered form. Any Ordinary Share may be held in uncertificated form and, subject to the Articles of Association, title to uncertificated Ordinary Shares may be transferred by means of a relevant system. Provisions of the Articles of Association do not apply to any uncertificated Ordinary Shares to the extent that such provisions are inconsistent with the holding of Ordinary Shares in uncertificated form, with the transfer of Ordinary Shares by means of a relevant system, with any provision of the legislation relating to the holding, evidencing of title to, or transfer of uncertificated shares.

Subject to the Articles of Association, any Shareholder may transfer all or any of their certificated Ordinary Shares by an instrument of transfer in any usual form or in any other form which the Board may approve. The instrument of transfer must be signed by or on behalf of the transferor and (in the case of a partly-paid Ordinary Share) the transferee.

The transferor of an Ordinary Share is deemed to remain the holder until the transferee’s name is entered in the register.

The Board can decline to register any transfer of any Ordinary Share which is not a fully paid Ordinary Share. The Board may also decline to register a transfer of a certificated Ordinary Share unless the instrument of transfer:

●	is duly stamped or certified or otherwise shown to the satisfaction of the Board to be exempt from stamp duty and is accompanied by the relevant share certificate and such other evidence of the right to transfer as the Board may reasonably require;
●	is in respect of only one class of Ordinary Share; and
●	if to joint transferees, is in favour of not more than four such transferees.

Registration of a transfer of an uncertificated Ordinary Share may be refused in the circumstances set out in the uncertificated securities rules (as defined in the Articles of Association) and where, in the case of a transfer to joint holders, the number of joint holders to whom the uncertificated Ordinary Share is to be transferred exceeds four. The Board may decline to register a transfer of any of the Company’s certificated Ordinary Shares Share by a person with a 0.25 per cent. interest if such a person has been served with a restriction notice (as defined in the Articles of Association) after failure to provide the Company with information concerning interests in those shares required to be provided under the Act, unless the transfer is shown to the Board to be pursuant to an arm’s length sale (as defined in the Articles of Association).

Sub-division of share capital

Any resolution authorising the Company to sub-divide any of its Ordinary Shares may determine that, as between the Ordinary Shares resulting from the sub-division, any of them may have a preference, advantage or deferred or other right or be subject to any restriction as compared with the others.

Restrictions in respect of Designated Persons

The Articles of Association contain provisions empowering the Company to apply certain restrictions and to take certain actions in relation to Ordinary Shares (“Restricted Shares”) where the Company believes the holder of such shares is or may be a Designated Person (a “Restricted Person”).

In respect of any Restricted Shares:

●	all of the rights attaching to the Restricted Shares, including (but not limited to) any rights to attend and vote at general meetings of the Company, rights to receive dividends and other distributions from the Company and to otherwise participate in the assets of the Company (including on a winding up) are suspended and cease to have effect;
●	no interest accrues on any dividend (or capital return) paid to the Company’s shareholders generally but withheld from the Restricted Person in accordance with the above sub-paragraph;
●	the directors of the Company are entitled to take steps to ensure that any Restricted Shares held in uncertificated form are immediately converted into certificated form, and that any Restricted Shares held in certificated form are not converted into uncertificated form;
●	the Restricted Person is prohibited from disposing of the Restricted Shares or any legal or beneficial interest in any of them without the prior written consent of the Company; and
●	the Company may, on giving written notice to the relevant Restricted Person, authorise any director of the Company or the company secretary (who are deemed to be appointed as the Restricted Person’s attorney) to transfer the Restricted Shares to a subsidiary undertaking of the Company (a “Restricted Share Trustee”) to hold on trust for the Restricted Person on the terms set out in the Articles of Association.

The restrictions described above will apply to any Restricted Shares held by a Restricted Person unless and until the directors are satisfied that the Restricted Person has ceased to be a Designated Person (a “Released Person”). Any person whose shares in the Company are Restricted Shares and who believes that they have ceased to be a Designated Person may give written notice to the Company confirming that they believe that they have ceased to be a Designated Person and the date(s) on which such change became effective (a “Release Notice”). However, the decision as to whether and when a person’s shares cease to be Restricted Shares is ultimately a decision for the directors (at their sole discretion); the directors do not have to receive a Release Notice, for example, before determining that a Restricted Person has become a Released Person.

If at any time the directors determine that a Restricted Person has become a Released Person, the restrictions described above will cease to apply in respect of that person’s shares with immediate effect from the time of such determination and the Company is required, as soon as reasonably practicable and if applicable, to: (i) procure that any Restricted Shares converted into certificated form are converted back into uncertificated form; (ii) pay, without interest, to the Released Person or their nominee (provided that such nominee is not itself a Designated Person) any moneys relating to the Released Person’s shares which were withheld from the Released Person while their shares in the Company were Restricted Shares; and (iii) procure that the legal title to any Restricted Shares transferred to a Restricted Share Trustee is returned to the Released Person or their nominee (provided that such nominee is not itself a Designated Person).

II.AMERICAN DEPOSITARY SHARES

This summary of the general terms and provisions of our ADSs does not purport to be complete and is subject to and qualified in its entirety by our Form F-6 filed on 1 June 2022, including the exhibits thereto. In the following description, a “Holder” is the person registered with the Depositary, references to American depositary receipts or ADRs mean ADRs evidencing ADSs, “ADSs” refer to the ADSs, “shares” refer to Ordinary Shares and “Custodian” refer to the ADS Custodian.

General

ADRs evidencing ADSs are issuable pursuant the Deposit Agreement, between the Company and JPMorgan Chase Bank, N.A., as depositary, and the Holders of the ADRs. The principal executive office of the Depositary is 383 Madison Avenue, Floor 11, New York, New York 10179. Each ADS represents the right to receive two Ordinary Shares. An ADR may evidence any number of ADSs.

ADSs are listed on the NYSE under the ticker symbol “HLN.”

Voting

The Depositary or, if the deposited securities are registered in the name of or held by its nominee, its nominee, subject to and in accordance with the constituent documents of the Company, irrevocably appointed each Holder for the time being on the record date (the “Voting Record Date”) fixed by the Depositary in respect of any meeting (at which holders of deposited securities are entitled to vote) as its proxy to attend, vote and speak at the relevant meeting (or any adjournment thereof) in respect of the deposited securities represented by the ADSs registered on the books of the Depositary in the name of such Holder on the Voting Record Date. In respect of any such meeting each such Holder can appoint any person as its substitute proxy to attend, vote and speak on behalf of the Holder subject to and in accordance with the provisions of the Deposit Agreement and the constituent documents of the Company.

As soon as practicable after receipt of notice of any meeting at which the holders of deposited securities are entitled to vote, or of solicitation of consents or proxies from holders of deposited securities, the Depositary shall fix the Voting Record Date in respect of such meeting or solicitation. The Depositary or, if the Company so determines, the Company shall, distribute to Holders of record on such Voting Record Date: (a) such information as is contained in such notice of meeting or in the solicitation materials, (b) an ADR proxy card in a form prepared by the Depositary, (c) a statement that each Holder at the close of business on the Voting Record Date will be entitled, subject to any applicable law, the Company’s constituent documents and the provisions of or governing the deposited securities, either (i) to use such ADR proxy card in order to attend, vote and speak at such meeting as the proxy of the Depositary or its nominee solely with respect to the ordinary shares or other deposited securities represented by ADSs evidenced by such Holder’s ADRs, or (ii) to appoint any other person as the substitute proxy of such Holder, solely with respect to the ordinary shares or other deposited securities represented by ADSs evidenced by such Holder’s ADRs, or (iii) to renounce the proxy initially provided by the Depositary or its nominee to such Holder or such Holder’s substitute proxy and to provide voting instructions to the Depositary as to the exercise of the voting rights, pertaining to the ordinary shares or other deposited securities represented by ADSs evidenced by their respective ADRs (“Voting Instructions”), and (d) if the Depositary is to be given Voting Instructions by such Holders, a brief statements as to the manner in which Voting Instructions may be given to the Depositary. Each Holder shall be solely responsible for the forwarding of voting information to the persons or entities having a beneficial ownership interest in ADSs (the “Beneficial Owner”) registered in such Holder’s name. There is no guarantee that Holders and Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive the notice described above with sufficient time to enable such Holder or Beneficial Owner to return any Voting Instructions to the Depositary in a timely manner or for the Holder to arrange to attend, vote and/or speak at the relevant meeting. The Company shall provide notice to the Depositary of such vote or meeting in a timely manner and at least 30 days prior to the date of such vote or meeting (unless less than 30 days’ notice of the meeting has been given in accordance with the Company’s Articles of Association and English law, in which case the Company will provide to the Depositary such advance notice of the meeting as may be possible under the circumstances); provided that if the Depositary receives less than 30 days’ notice of such vote or meeting, the Depositary shall only make such distribution to the extent it deems it to be practicable.

Upon actual receipt by the ADR department responsible for proxies and Voting Instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC) of a Holder on the Voting Record Date in the manner and on or before the time established by the Depositary for such purpose, the depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Company’s constituent documents and the provisions of the deposited securities, to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such Holder’s ADRs in accordance with such Voting Instructions insofar as practicable and permitted under the provisions of or governing deposited securities. The Depositary will not itself exercise any voting discretion in respect of any deposited securities. Ordinary shares or other deposited securities represented by ADSs for which no specific Voting Instructions are received by the Depositary from the Holder shall not be voted by the Depositary but may be directly voted by such Holder in attendance at meetings of shareholders as proxy for the Depositary or its nominee, subject to, and in accordance with, the Deposit Agreement and the Company’s constituent documents.

Holders and their substitute proxy (other than the Depositary) shall only be permitted to attend, vote and speak at meetings at which holders of deposited securities are entitled to vote as the proxy of the Depositary or its nominee with respect to the whole number of ordinary shares represented by the ADSs evidenced by ADRs held by such Holders on the record date set by the Depositary. For the avoidance of doubt, when the Depositary receives Voting Instructions from a substitute proxy of a Holder (including, without limitation, instructions from Broadridge Financial Solutions or any other entity acting on behalf of participants and/or customers of participants within DTC) or their agents, and such registered Holder has notified the Depositary that it holds ADRs on behalf of such substitute proxies, the Depositary shall treat such Voting Instructions as coming from an entity that holds ADRs on behalf of such substitute proxies and the Depositary shall vote or cause to be voted the deposited securities in accordance with such instructions.

Holders are strongly encouraged to forward their Voting Instructions as soon as possible. Voting Instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such Voting Instructions notwithstanding that such Voting Instructions may have been physically received by the Depositary prior to such time.

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule or regulation or the rules and/or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the Holders a notice, after consulting the Company as to the form of such notice to the extent practicable, that provides Holders with, or otherwise publicises to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Procedures for Transmitting Notices, Reports and Proxy Soliciting Material

In addition to the procedures for transmitting notices discussed above under “—Voting,” the Depositary or its agent will keep, at a designated transfer office (the “Transfer Office”), (i) a register (the “ADR Register”) for the registration, registration of transfer, combination and split-up of ADRs and (ii) facilities for the delivery and receipt of ADRs. Title to an ADR (and to deposited securities represented by the ADSs), upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name such ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement or any ADR to any Beneficial Owner, unless such Beneficial Owner is the Holder hereof. Such ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorised attorney upon surrender of ADRs at the Transfer Office upon delivery to the Depositary of proper instruments of transfer, duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it and it shall also close the issuance book portion of the ADR Register when reasonably requested by the Company in order to enable the Company to comply with applicable law.

The Deposit Agreement, the provisions of or governing deposited securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by Holders at the offices of the Depositary and its agent or agents, at the Transfer Office, on the SEC website, or upon request from the Depositary (which request may be refused by the Depositary at its discretion). The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Exchange Act and accordingly files certain reports with the SEC.

“Direct Registration ADR” means an ADR, the ownership of which is recorded on the Direct Registration System.

“Direct Registration System” means the system for the uncertificated registration of ownership of securities established by DTC and utilised by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto.

Sale or Exercising of Rights

The Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of deposited securities (on which the following distributions on deposited securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs: (i) warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional shares or rights of any nature available to the Depositary as a result of a distribution on deposited securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any USD available to the Depositary from the net proceeds of sales of Rights as in the case of cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the non-transferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

Deposit or Sale of Securities Resulting from Dividends, Splits or Plans of Reorganisation

If the Company makes a dividend payable at the election of the holders of ordinary shares in either cash or additional ordinary shares that it wishes to be made available to the Holders, the Company shall give notice thereof to the Depositary at least 30 days prior to the proposed distribution stating whether or not it wishes such elective distribution to be made available to the Holders. The Depositary shall make such elective distribution available to the Holders only if, among other things, the Company has timely requested that the elective distribution is available to the Holders and the Depositary shall have determined that such distribution is reasonably practicable. If the conditions for making the elective distribution available to the Holders are satisfied, the Depositary shall establish a record date and procedures to enable the Holders to elect the receipt of either cash or additional ADSs. If the conditions for making the elective distribution available to the Holders are not satisfied, the Depositary shall, to the extent permitted by law, distribute either cash or additional ADSs to the Holders on the basis of the same determination as is made in the local market in respect of the ordinary shares for which no election is made. There can be no assurance that Holders or Beneficial Owners generally, or any Holder and/or Beneficial Owner in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

To the extent the Depositary deems distribution of securities or property available to the Depositary resulting from any distribution on deposited securities (other than cash, ordinary shares or Rights) not to be equitable and practicable, the Depositary may distribute any US Dollars available to the Depositary from net proceeds of sale of such securities or property.

The Depositary may, in its discretion, and shall if reasonably requested by the Company, distribute additional or amended ADRs or cash, securities or property to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, any ordinary share distributions or other distributions not distributed to Holders or any cash, securities or property available to the Depositary in respect of deposited securities from (and the Depositary is hereby authorised to surrender any deposited securities to any person and, irrespective of whether such deposited securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalisation, reorganisation, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company. To the extent the Depositary does not amend ADRs or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute deposited securities and each ADS evidenced by an ADR shall automatically represent its pro rata interest in the deposited securities as then constituted. Promptly upon the occurrence of any of the aforementioned changes affecting deposited securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

For all cash dividends and other cash distributions that are made available to the Depositary after the date that will be published on www.adr.com (as updated by the Depositary from time to time, “ADR.com”) and communicated to then current Holders by mail, the Depositary will distribute any cash to Holders solely via electronic funds transfer, except as otherwise provided in this paragraph. In order to receive such amounts, Holders must provide their bank deposit details to the Depositary in accordance with the instructions provided by the Depositary for this purpose. Subject to the last sentence of this paragraph, all such amounts owing to Holders who do not provide such bank deposit details shall be held by the Depositary on behalf of such Holders until such bank deposit details have been provided. All amounts so held by the Depositary will be reported for tax purposes as if paid to all Holders as of the date that funds are first made available to Holders and will neither accrue interest nor be invested for Holders while they are being held. A Holder will be unable to receive cash dividends or other cash distributions to which it is entitled until such time as such Holder either (i) provides its bank deposit details to the Depositary in accordance with the instructions provided by the Depositary for this purpose, (ii) transfers such Holder’s ADS position into DTC or (iii) cancels its ADSs (whereupon, in the case of a transfer to DTC or a cancellation, such Holder will receive a check for the aggregate amount of cash dividends and/or cash distributions being held on its behalf). Notwithstanding the foregoing, the Depositary shall, if instructed by the Company, distribute cash dividends and other cash distributions by check or by such other means as the Company and the Depositary may agree.

Foreign Exchange Related Matters

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into US Dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on ADR.com. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or Beneficial Owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity. To the extent the Company provides US Dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction. In such case, the Depositary will distribute the US Dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and Beneficial Owners each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

Amendment and Termination of the Deposit Agreement

The form of ADRs evidencing ADSs and any provisions of the Deposit Agreement relating to those ADRs may be amended by the Company and the Depositary. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, transfer or registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of the Holders or Beneficial Owners, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the Holders. Every Holder and Beneficial Owner of any ADR, at the time an amendment becomes effective, will be deemed to continue to hold such ADR and to consent and agree to the amendment and to be bound by the Deposit Agreement or the ADR as amended. No amendment may impair the right of any Holder to surrender ADRs and receive in return the deposited securities represented by the ADSs. If any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

Whenever the Company directs, the Depositary has agreed to terminate the Deposit Agreement as to ADRs evidencing ADSs by mailing a termination notice to the Holders then outstanding at least 30 days before the date fixed in the notice of termination. The Depositary may likewise terminate the Deposit Agreement as to ADRs evidencing ADSs by mailing a termination notice to the Company and the Holders then outstanding at least 30 days before the date of termination, under the following circumstances: (i) in the event of the Company’s bankruptcy or insolvency, (ii) if the ordinary shares cease to be listed on an internationally recognised stock exchange, (iii) if the Company effects (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, except where such transaction was commenced, announced by the Company or notified to the Depositary prior to the effective date of the Deposit Agreement.

After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the Depositary shall use its reasonable efforts to sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

Rights of Holders to Inspect the Transfer Books of the Depositary and the List of Holders

The Depositary will keep books for the registration and transfer of ADRs as well as facilities for the delivery and receipt of ADRs at the Transfer Office. These books will be open for inspection by Holders at all reasonable times. However, this inspection may not be for the purpose of communicating with Holders in the interest of a business or object other than the Company business or a matter related to the Deposit Agreement or the ADRs.

Restrictions on the Right to Transfer or Withdraw the Underlying Securities

As a condition precedent to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or the withdrawal of any deposited securities, the Company, the Depositary, or Custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to ordinary shares or other deposited securities being registered) and payment of any applicable fees as therein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature, as well as such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and ADR, as it may deem necessary or proper, and may also require compliance as the Depositary may deem reasonably necessary or appropriate to comply with any applicable laws, rules, regulations or industry standards or to avoid, prevent or mitigate any potential liability to the Depositary.

The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of deposited securities may be suspended, generally or in particular instances, when the ADR Register or any register for deposited securities is closed or when any such action is deemed advisable by the Depositary or the Company at any time or from time to time.

Limitations on the Depositary’s Liability

The Depositary shall not incur any liability to any Holder or Beneficial Owners of ADRs, if by reason of any provision of any present or future law, rule, regulation, fiat, order or decree of the United Kingdom, US, or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, or the provisions of or governing any deposited securities, or by reason of any provision, present or future, of the Company’s charter, or by reason of any act of God, war, terrorism, epidemic, pandemic, cyber ransomware or malware attack or other circumstances beyond its control, the Depositary shall be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary incur any liability to any Holder or Beneficial Owner of any ADR by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.

The Depositary assumes no obligation nor shall it be subject to any liability under the Deposit Agreement to any Holders or Beneficial Owners of any ADR (including, without limitation, liability with respect to the validity or worth of any deposited securities), except that it agrees to perform its obligations specifically set forth in the Deposit Agreement without gross negligence or wilful misconduct. The Depositary shall not be a fiduciary or have any fiduciary duty to Holders or Beneficial Owners.

The Depositary and its agents shall not be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or in respect of the ADRs. The Depositary shall not be liable to Holders or Beneficial Owners for any action or non-action by it in reliance upon the advice of or information from the Company, legal counsel, accountants, any person presenting ordinary shares for deposit, any Holder or any other person believed by it to be competent to give such advice or information. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The Depositary shall not be liable for any acts or omissions to act on the part of the Custodian, except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or wilful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

The Depositary and its respective agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The Depositary shall be under no obligation to inform Holders or Beneficial Owners about the requirements of the laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

The Depositary and its agents will not be responsible for any failure to carry out any Voting Instructions to vote any of the deposited securities, for the manner in which Voting Instructions are given, including instructions to give a discretionary proxy to a person designed by the Company, for the manner in which any such vote is cast, including without limitation any vote cast by a person to whom the Depositary is required to grant a discretionary proxy pursuant to the Deposit Agreement, for any act or omission to act on the part of Holders, Beneficial Owners, the Company or its agents in connection with voting at a meeting, or for the effect of any such vote.

The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution.

The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.

Notwithstanding anything to the contrary set forth in the Deposit Agreement or any ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The Depositary shall not be liable for the failure by any Holder or Beneficial Owner to obtain the benefits of credits or refunds of non-US tax paid against such Holder’s or Beneficial Owner’s income tax liability.

The Depositary is under no obligation to provide the Holders and Beneficial Owners, or any of them, with any information about the tax status of the Company. The Depositary shall not incur any liability for any tax or tax consequences that may be incurred by Holders and Beneficial Owners on account of their ownership or disposition of the ADRs or ADSs.

The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

Notwithstanding anything to the contrary set forth in the Deposit Agreement or any ADR, the Depositary may use third party delivery services and providers of information regarding matters such as, but not limited to pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide services, such as, but not limited to, attendance at meetings of holders of securities of issuers. Although the Depositary will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each irrevocably agree that any legal suit, action or proceeding against or involving the Holders or Beneficial Owners brought by the Depositary, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein or hereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or an ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non- exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by Holders or Beneficial Owners, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, including, without limitation, claims under the Securities Act, may be only instituted in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).

The Company has agreed to indemnify the Depositary under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.

Notwithstanding any other provision of the Deposit Agreement or the ADRs to the contrary, neither the Company nor the Depositary, nor any of their respective agents shall be liable to the other for any indirect, special, punitive or consequential damages or lost profits, in each case of any form incurred by any of them or any other person or entity (including, without limitation, Holders and Beneficial Owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought (collectively “Special Damages”) except (i) to the extent such Special Damages arise from the gross negligence or willful misconduct of the party from whom indemnification is sought or (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders and Beneficial Owners) against the Depositary or its agents acting under the Deposit Agreement, except to the extent such Special Damages arise out of the gross negligence or willful misconduct of the party seeking indemnification hereunder.

Notwithstanding the limitations on the Depositary’s liability set forth in the Deposit Agreement, no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights which any Holders or Beneficial Owners of ADRs may have under the Securities Act or the Exchange Act, to the extent applicable.

III.DEBT SECURITIES

General

As at 31 December 2022, we had the following outstanding debt securities registered pursuant to Section 12(b) of the Exchange Act, each issued under a single indenture, dated as of 24 March 2022, among, relevantly, GSK Consumer Healthcare Capital US LLC (the “US Issuer”), GSK Consumer Healthcare Capital UK plc (the “UK Issuer” and, together with the US Issuer, the “Issuers”), Haleon as guarantor and Deutsche Bank Trust Company Americas (“DBTCA”), as trustee, registrar, paying agent, transfer agent and calculation agent:

US Issuer Notes

●	3.024% Callable Fixed Rate Senior Notes due 2024 (the “Callable Fixed Rate Notes”);
●	Callable Floating Rate Senior Notes due 2024 (the “Callable Floating Rate Notes”);
●	3.375% Fixed Rate Senior Notes due 2027 (the “2027 Fixed Rate Notes”);
●	3.375% Fixed Rate Senior Notes due 2029 (the “2029 Fixed Rate Notes”);
●	3.625% Fixed Rate Senior Notes due 2032 (the “2032 Fixed Rate Notes”); and
●	4.000% Fixed Rate Senior Notes due 2052 (the “2052 Fixed Rate Notes,” and together with the Callable Fixed Rate Notes, the Callable Floating Rate Notes, 2027 Fixed Rate Notes, 2029 Fixed Rate Notes, 2032 Fixed Rate Notes, the “US Issuer Notes”).

UK Issuer Notes

●	3.125% Fixed Rate Senior Notes due 2025 (the “2025 Fixed Rate Notes” or the “UK Issuer Notes,” and (a) together with the US Issuer Notes, the “Notes” and (b) together with the Callable Fixed Rate Notes, the 2027 Fixed Rate Notes, the 2029 Fixed Rate Notes, the 2032 Fixed Rate Notes and the 2052 Fixed Rate Notes, the “Fixed Rate Notes”).

The Notes were issued in book-entry form only, in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof, and are listed on the New York Stock Exchange.

In the descriptions below, the following meanings are given to the following terms:

“business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or London, England are authorised or obligated by law, regulation or executive order to be closed.

“London business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in London, England are authorised or obligated by law, regulation or executive order to be closed.

Each of the Issuers or any of its subsidiaries may at any time and from time to time purchase the Notes in the open market or by tender or by private agreement, if applicable law allows. The Notes purchased by any of the Issuers or any of their subsidiaries may be held, resold or surrendered by the purchaser thereof through any of the Issuers to the Trustee or any paying agent for cancellation.

Maturity

The 2025 Fixed Rate Notes will mature on 24 March 2025 (the “2025 Fixed Rate Notes Maturity Date”) unless redeemed or purchased prior to such date as described below.

The 2027 Fixed Rate Notes will mature on 24 March 2027 (the “2027 Fixed Rate Notes Maturity Date”) unless redeemed or purchased prior to such date as described below.

The 2029 Fixed Rate Notes will mature on 24 March 2029 (the “2029 Fixed Rate Notes Maturity Date”) unless redeemed or purchased prior to such date as described below.

The 2032 Fixed Rate Notes will mature on 24 March 2032 (the “2032 Fixed Rate Notes Maturity Date”) unless redeemed or purchased prior to such date as described below.

The 2052 Fixed Rate Notes will mature on 24 March 2052 (the “2052 Fixed Rate Notes Maturity Date”) unless redeemed or purchased prior to such date as described below.

The Callable Fixed Rate Notes will mature on 24 March 2024 (the “Callable Fixed Rate Notes Maturity Date” and, together with the 2025 Fixed Rate Notes Maturity Date, the 2027 Fixed Rate Notes Maturity Date, the 2029 Fixed Rate Notes Maturity Date, the 2032 Fixed Rate Notes Maturity Date and the 2052 Fixed Rate Notes Maturity Date, the “Fixed Rate Notes Maturity Dates” and each a “Fixed Rate Notes Maturity Date”) unless redeemed or purchased prior to such date as described below.

The Callable Floating Rate Notes will mature on 24 March 2024 (the “Callable Floating Rate Notes Maturity Date”) unless redeemed or purchased prior to such date as described below.

As used in here, “Maturity Date” means any of a Fixed Rate Notes Maturity Date or a Callable Floating Rate Notes Maturity Date, as applicable.

Interest

Fixed Rate Notes

Interest on the 2025 Fixed Rate Notes is payable at a rate of 3.125% per annum. Interest on the 2027 Fixed Rate Notes is payable at a rate of 3.375% per annum. Interest on the 2029 Fixed Rate Notes is payable at a rate of 3.375% per annum. Interest on the 2032 Fixed Rate Notes is payable at a rate of 3.625% per annum. Interest on the 2052 Fixed Rate Notes is payable at a rate of 4.000% per annum. Interest on the Callable Fixed Rate Notes is payable at a rate of 3.024% per annum.

Interest on the Fixed Rate Notes is payable semi-annually in arrear on 24 March and 24 September of each year, commencing on 24 March 2023 (each a “Fixed Rate Notes Interest Payment Date”), to the person in whose name the applicable Fixed Rate Note is registered at the close of business on the Regular Record Date that precedes the applicable Fixed Rate Notes Interest Payment Date. As used herein, “Regular Record Date” means the 15th calendar day preceding each Fixed Rate Notes Interest Payment Date or Callable Floating Rate Notes Interest Payment Date (as defined above), whether or not a business day.

The Fixed Rate Notes each bear interest at the applicable interest rate described above and will accrue interest from the most recent Fixed Rate Notes Interest Payment Date, to (but excluding) the next succeeding Fixed Rate Notes Interest Payment Date.

Interest on the Fixed Rate Notes will be paid on the basis of twelve 30-day months assuming a 360-day year.

If a Fixed Rate Notes Interest Payment Date, a redemption date for the Fixed Rate Notes, or a Fixed Rate Notes Maturity Date, as the case may be, would fall on a day that is not a business day, then the required payment will be made on the next succeeding business day, but no additional interest shall be paid unless the US Issuer, with respect to the US Issuer Fixed Rate Notes, or the UK Issuer, with respect to the 2025 Fixed Rate Notes, as applicable, fails to make payment on such next succeeding business day.

Callable Floating Rate Notes

The interest rate on the Callable Floating Rate Notes for any Callable Floating Rate Notes Interest Period will be a per annum rate equal to the Benchmark, as determined on the applicable Interest Determination Date (as defined below) plus 0.89% per annum (the “Callable Floating Rate Notes Margin”). As used herein, “Callable Floating Rate Notes Interest Period” means the period beginning on (and including) a Callable Floating Rate Notes Interest Payment Date and ending on (but excluding) the next succeeding Callable Floating Rate Notes Interest Payment Date.

The interest rate on the Callable Floating Rate Notes will be calculated quarterly on the date two USGS Business Days (as defined below) before each Callable Floating Rate Notes Interest Payment Date (each such date, an “Interest Determination Date”).

Interest on the Callable Floating Rate Notes is payable quarterly in arrear on 24 March, 24 June, 24 September and 24 December of each year, having commenced on 24 December 2022 (each a “Callable Floating Rate Notes Interest Payment Date”), to the person in whose name a Floating Rate Note is registered at the close of business on the Regular Record Date that precedes the applicable Callable Floating Rate Notes Interest Payment Date.

Interest on the Callable Floating Rate Notes is calculated on the basis of the actual number of days in each Callable Floating Rate Notes Interest Period, assuming a 360-day year.

If any scheduled Callable Floating Rate Notes Interest Payment Date (other than a Callable Floating Rate Notes Maturity Date), is not a business day, such Callable Floating Rate Notes Interest Payment Date will be postponed to the next day that is a business day; provided that if that business day falls in the next succeeding calendar month, such Callable Floating Rate Notes Interest Payment Date will be the immediately preceding business day. If any such Callable Floating Rate Notes Interest Payment Date (other than a Callable Floating Rate Notes Maturity Date), is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Callable Floating Rate Notes Interest Payment Date will include interest accrued to but excluding such postponed or brought forward Callable Floating Rate Notes Interest Payment Date. If a Callable Floating Rate Notes Maturity Date or date of redemption or repayment of the Callable Floating Rate Notes is not a business day, the US Issuer may pay interest and principal on the next succeeding business day, but interest on that payment will not accrue during the period from and after the Callable Floating Rate Notes Maturity Date or date of redemption or repayment of the Callable Floating Rate Notes. If a date of redemption or repayment of any of the Callable Floating Rate Notes does not occur on a Callable Floating Rate Notes Interest Payment Date, (i) the related Interest Determination Date shall be deemed to be the date that is two USGS Business Days prior to such date of redemption or repayment, (ii) the related Observation Period shall be deemed to end on (but exclude) the date two USGS

Business Days falling prior to such date of redemption or repayment, (iii) the Callable Floating Rate Notes Interest Period will be deemed to be shortened accordingly and (iv) corresponding adjustments will be deemed to be made to the Compounded Daily SOFR formula.

Calculation of the Benchmark

The “Benchmark” means, initially, Compounded Daily SOFR; provided that if a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Compounded Daily SOFR” means, in relation to a Callable Floating Rate Notes Interest Period, the rate of return of a daily compound interest investment (with SOFR as reference rate for the calculation of interest) during the related Observation Period and will be calculated by the calculation agent on the related Interest Determination Date as follows:

Where:

“d” means, in relation to any Observation Period, the number of calendar days in such Observation Period;

“d0” means, in relation to any Observation Period, the number of USGS Business Days in such Observation Period;

“i” means, in relation to any Observation Period, a series of whole numbers from one to d0, each representing the relevant USGS Business Day in chronological order from (and including) the first USGS Business Day in such Observation Period;

“ni” means, in relation to any USGS Business Day “i” in the relevant Observation Period, the number of calendar days from (and including) such USGS Business Day “i” up to (but excluding) the following USGS Business Day;

“Observation Period” means, in respect of each Callable Floating Rate Notes Interest Period, the period from (and including) the date two USGS Business Days falling prior to the first date in such Callable Floating Rate Notes Interest Period to (but excluding) the date two USGS Business Days preceding the Callable Floating Rate Notes Interest Payment Date for such Callable Floating Rate Notes Interest Period; provided that the first Observation Period shall commence on (and include) the date two USGS Business Days falling prior to 24 September 2022;

“SOFR” means, in relation to any day, the rate determined by the calculation agent in accordance with the following provisions:

(1)	the daily Secured Overnight Financing Rate for trades made on such day, available at or around the Reference Time (as defined below) on the NY Federal Reserve’s Website (as defined below);

(2)	if the rate specified in (1) above is not available at or around the Reference Time for such day (and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred), the daily Secured Overnight Financing Rate in respect of the last USGS Business Day for which such rate was published on the NY Federal Reserve’s Website;

“SOFRi” means, in relation to any USGS Business Day “i” in the relevant Observation Period, SOFR in respect of such USGS Business Day; and

“USGS Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association or any successor thereto recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US government securities.

Notwithstanding clauses (1) and (2) of the definition of “SOFR” above, if the US Issuer or its designee (in consultation with the US Issuer) determines on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR, then the “Benchmark Transition Provisions” set forth below will thereafter apply to all determinations of the rate of interest payable on the Callable Floating Rate Notes.

In accordance with and subject to the Benchmark Transition Provisions, after a Benchmark Transition Event and related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each Callable Floating Rate Notes Interest Period will be determined by reference to a rate per annum equal to the Benchmark Replacement plus the applicable Margin.

Benchmark Transition Provisions

If the US Issuer or its designee (in consultation with the US Issuer) determines that a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to the applicable Reference Time in respect of any determination of the Benchmark on any date, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Callable Floating Rate Notes in respect of such determination on such date and all determinations on all subsequent dates; provided that, if the US Issuer or its designee (in consultation with the US Issuer) is unable to or do not determine a Benchmark Replacement in accordance with the provisions below prior to 5:00 p.m. (New York time) on the relevant Interest Determination Date, the interest rate for the related Callable Floating Rate Notes Interest Period will be equal to the interest rate in effect for the immediately preceding Callable Floating Rate Notes Interest Period.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the US Issuer or its designee (in consultation with the US Issuer) as of the Benchmark Replacement Date:

(1)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (as defined below) (if any) and (b) the Benchmark Replacement Adjustment;
(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and
(3)	the sum of: (a) the alternate rate of interest that has been selected by the US Issuer or its designee (in consultation with the US Issuer) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-

accepted rate of interest as a replacement for the then-current Benchmark for US dollar-denominated Callable Floating Rate Notes at such time and (b) the Benchmark Replacement Adjustment.

In connection with the implementation of a Benchmark Replacement the US Issuer or its designee (in consultation with the US Issuer) will have the right to make changes to (1) any Interest Determination Date, Callable Floating Rate Notes Interest Payment Date, Reference Time, business day convention or Callable Floating Rate Notes Interest Period, (2) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the Callable Floating Rate Notes and the conventions relating to such determination and calculations with respect to interest, (3) rounding conventions, (4) tenors and (5) any other terms or provisions of the Callable Floating Rate Notes, in each case that the US Issuer or its designee (in consultation with the US Issuer) determines, from time to time, to be appropriate to reflect the determination and implementation of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the US Issuer or its designee (in consultation with the US Issuer) decides that implementation of any portion of such market practice is not administratively feasible or determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the US Issuer or its designee (in consultation with the US Issuer) determines is appropriate (acting in good faith)) (the “Benchmark Replacement Conforming Changes”). Any Benchmark Replacement Conforming Changes will apply to the Callable Floating Rate Notes for all future Callable Floating Rate Notes Interest Periods.

The US Issuer will promptly give written notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the Trustee, the paying agent, the calculation agent and the noteholders; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.

All determinations, decisions, elections and any calculations made by the US Issuer or its designee (in consultation with the US Issuer), the calculation agent or its designee for the purposes of calculating the applicable interest on the Callable Floating Rate Notes will be conclusive and binding on the noteholders, the US Issuer, the Trustee and the paying agent, absent manifest error. If made by the US Issuer, such determinations, decisions, elections and calculations will be made in consultation with the calculation agent, to the extent practicable. If made by its respective designee, such determinations, decisions, elections and calculations will be made after consulting with the US Issuer, and its designees will not make any such determination, decision, election or calculation to which the US Issuer objects. Notwithstanding anything to the contrary in the Indenture or the Callable Floating Rate Notes, any determinations, decisions, calculations or elections made in accordance with this provision will become effective without consent from the noteholders or any other party.

Any determination, decision or election relating to the Benchmark not made by the calculation agent will be made on the basis described above. The calculation agent shall have no liability for not making any such determination, decision or election. In addition, the US Issuer may designate an entity (which may be its affiliate) to make any determination, decision or election that the US Issuer has the right to make in connection with the determination of the Benchmark.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the US Issuer or its designee (in consultation with the US Issuer) as of the Benchmark Replacement Date:

(1)	the spread adjustment (which may be a positive or negative value or zero) that has been (i) selected or recommended by the Relevant Governmental Body or (ii) determined by the US Issuer or its designee (in consultation with the US Issuer) in accordance with the method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body, in each case for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment (as defined below);
(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the US Issuer or its designee (in consultation with the US Issuer) giving due consideration to industry-accepted spread adjustments (if any), or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for US dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” has the meaning given to that term under this section“—Interest—Calculation of the Benchmark—Benchmark Transition Provisions.”

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustments) as the applicable tenor for the then-current Benchmark.

“designee” means an affiliate or any other agent of the US Issuer.

“ISDA Definitions” means the 2021 ISDA Interest Rate Derivatives Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”) or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“NY Federal Reserve’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org (or any successor website).

“Reference Time” means (1) if the Benchmark is Compounded Daily SOFR, for each USGS Business Day, 3:00 p.m. (New York time) on the next succeeding USGS Business Day, and (2) if the Benchmark is not Compounded Daily SOFR, the time determined by the US Issuer or its designee (in consultation with the US Issuer) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York (“NY Federal Reserve”), or a committee officially endorsed or convened by the Federal Reserve and/or the NY Federal Reserve or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Agreement with Respect to the Benchmark Replacement

By its acquisition of Callable Floating Rate Notes, each noteholder (which, for these purposes, includes each beneficial owner) (i) will acknowledge, accept, consent and agree to be bound by the US Issuer’s or its designee’s determination of a Benchmark Transition Event, a Benchmark Replacement Date, the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, including as may occur without any prior notice from the US Issuer and without the need for the US Issuer to obtain any further consent from such noteholder, (ii) will waive any and all claims, in law and/or in equity, against the Trustee, the paying agent and the calculation agent or the US Issuer’s designee for, agree not to initiate a suit against the Trustee, the paying agent and the calculation agent or the US Issuer’s designee in respect of, and agree that none of the Trustee, the paying agent or the calculation agent or the US Issuer’s designee will be liable for, the determination of or the failure to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, and any losses suffered in connection therewith and (iii) will agree that none of the Trustee, the paying agent or the calculation agent or the US Issuer’s designee will have any obligation to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes (including any adjustments thereto), including in the event of any failure by the US Issuer to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes.

Ranking

The US Issuer Notes constitute the unsubordinated and (other than pursuant to the Guarantee) unsecured obligations of the US Issuer and rank and will rank at least pari passu, without any preference or priority among themselves, with all existing and future unsubordinated and unsecured obligations of the US Issuer (except for obligations which may rank senior by operation of applicable law), and senior to all existing and future subordinated obligations of the US Issuer.

The UK Issuer Notes constitute the unsubordinated and (other than pursuant to the Guarantee) unsecured obligations of the UK Issuer and rank and will rank at least pari passu, without any preference or priority among themselves, with all existing and future unsubordinated and unsecured obligations of the UK Issuer (except for obligations which may rank senior by operation of applicable law), and senior to all existing and future subordinated obligations of the UK Issuer.

Guarantee

The Notes are fully and unconditionally guaranteed by Haleon under the terms of the Indenture (the “Guarantee”).

If, for any reason, (A) the US Issuer does not make any required payment in respect of the US Issuer Notes when due, or (B) the UK Issuer does not make any required payment in respect of the UK Issuer Notes when due, whether on the normal due date, on acceleration, redemption or otherwise, Haleon will cause the payment to be made to or to the order of the Trustee. Noteholders will be entitled to payment under the Guarantee without taking any action whatsoever against the relevant Issuer.

The Guarantee will constitute an unsubordinated and unsecured obligation of the Guarantor and will rank at least pari passu with all existing and future senior and unsecured obligations of the Guarantor (except for obligations which may rank senior by operation of applicable law) and senior to all existing and future subordinated obligations of the Guarantor. The Notes will not be guaranteed by any other subsidiary of Haleon and obligations under the Guarantee will therefore effectively be junior to obligations of any other subsidiary of Haleon.

Covenants

Except as described below, the Indenture does not contain any covenants or other provisions designed to protect noteholders against a reduction in an Issuer’s creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect noteholders, including, among other things, through the incurrence of additional indebtedness.

As contemplated by the last paragraph under “—Defeasance” below, the satisfaction of certain conditions will permit each of the US Issuer and the UK Issuer to omit to comply with some or all of its obligations, covenants and agreements under the Indenture with respect to the US Issuer Notes or the UK Issuer Notes, respectively. In addition, each of the Issuers may omit to comply with certain covenants through covenant defeasance.

Payment of Additional Amounts

Payments made by the US Issuer and the UK Issuer under or with respect to the US Issuer Notes or the UK Issuer Notes, respectively, will be free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever imposed or levied by or on behalf of (i) the government of the United Kingdom or of any territory of the United Kingdom or by any authority or agency therein or thereof having the power to tax or (ii) the government of the United States or any state or territory of the United States or by any authority or agency therein or thereof having the power to tax, which are referred to collectively as “Taxes,” unless such Issuer is required to withhold or deduct Taxes by law.

If an Issuer is required to withhold or deduct any amount for or on account of Taxes from any payment made with respect to the Notes, such Issuer will pay such additional amounts as may be necessary so that the net amount received by each noteholder (including additional amounts) after such withholding or deduction will not be less than the amount the noteholder would have received if the Taxes had not been withheld or deducted; provided that no additional amounts will be payable with respect to Taxes:

●	that would not have been imposed but for the existence of any present or former connection between such noteholder or beneficial owner of the Notes (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such noteholder or beneficial owner, if such noteholder or beneficial owner is an estate, trust, partnership or corporation) and the United Kingdom or the United States or any political subdivision or territory or possession thereof or therein or area subject to its jurisdiction, including, without limitation, such noteholder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled thereof or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;
●	that are estate, inheritance, gift, sales, transfer, personal property, wealth or similar taxes, duties, assessments or other governmental charges;
●	payable other than by withholding from payments of principal of or premium, if any, or interest on the Notes;
●	that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes;
●	that would not have been imposed but for the presentation of the Notes (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;
●	that would not have been imposed if presentation for payment of the Notes had been made to a paying agent other than the paying agent to which the presentation was made;
●	that are imposed solely by reason of the noteholder or beneficial owner owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of such Issuer’s stock entitled to vote;
●	that would not have been imposed but for a failure by the noteholder or beneficial owner (or any financial institution through which the noteholder or beneficial owner holds any Security through which payment on the Security is made) to comply with any certification, information, identification, documentation or other reporting requirements (including entering into and complying with an agreement with the US Internal Revenue Service) imposed pursuant to Sections 1471 through 1474 of the Code as in effect on the date of issuance of the Notes or any successor or amended version of such provisions; or
●	any combination of the foregoing items;

nor shall additional amounts be paid with respect to any payment of the principal of or premium, if any, or interest on the Notes to any such noteholder who is a fiduciary or a partnership or a beneficial owner who is other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder of such Notes.

The US Issuer has agreed in the Indenture that at least one paying agent for the US Issuer Notes will be located outside the United Kingdom.

The UK Issuer has agreed in the Indenture that at least one paying agent for the UK Issuer Notes will be located outside the United Kingdom.

The US Issuer’s obligation to pay additional amounts if and when due will survive the termination of the Indenture and the payment of all amounts in respect of the US Issuer Notes.

The UK Issuer’s obligation to pay additional amounts if and when due will survive the termination of the Indenture and the payment of all amounts in respect of the UK Issuer Notes.

Limitation on Liens

The Guarantor has agreed in the Indenture not to incur or assume (or permit any of its respective subsidiaries to incur or assume) any mortgage, charge, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien or other security agreement (collectively, “liens”) on or with respect to any of its or its subsidiaries’ property, assets or revenues, present or future, to secure any relevant indebtedness (as this term is defined below) without making (or causing its subsidiaries to make) effective provision for securing the Notes equally and rateably with or prior to such relevant indebtedness as to such property, assets or revenues, for as long as such relevant indebtedness is so secured.

The restrictions on liens will not apply to:

●	liens arising by operation of law;
●	liens on property, assets or revenues of any person, which liens are existing at the time such person becomes a subsidiary; and
●	liens on property, assets or revenues of a person existing at the time such person is merged with or into or consolidated with the Guarantor or any of its subsidiaries or at the time of a sale, lease or other disposition to the Guarantor of the properties of a person as an entirety or substantially as an entirety.

For purposes of the limitation on liens covenant, the term “relevant indebtedness” means any of the Guarantor’s debt that:

●	is in the form of or represented by bonds, notes, loan stock, depositary receipts or other securities issued (otherwise than to constitute or represent advances made by banks or other lending institutions); and
●	at its date of issue is, or is intended by the Guarantor to become, quoted, listed, traded or dealt in on any stock exchange, over-the-counter market or other securities market.

Consolidation, Merger or Sale

Each of the Issuers and the Guarantor have agreed in the Indenture not to consolidate with or merge with or into any other person or convey or transfer all or substantially all of their respective properties and assets to any person (except that each Issuer’s finance subsidiaries may merge into such Issuer or the Guarantor, as the case may be), unless:

●	the relevant Issuer or the Guarantor, as the case may be, is the continuing person, or the successor expressly assumes by supplemental indenture their respective obligations under the Indenture;
●	the continuing person is a US or UK company or is organised and validly existing under the laws of a jurisdiction that is a member country of the Organisation for Economic Cooperation and Development (or any successor) and, if it is not a US or UK company, the continuing person agrees by supplemental indenture to be bound by a covenant comparable to that described above under “—Covenants—Payment of Additional Amounts” with respect to taxes imposed in the continuing person’s jurisdiction of organisation (in which case the continuing person will benefit from a redemption option comparable to that described below under “—Optional Redemption for Tax Reasons” in the event of changes in taxes in that jurisdiction after the date of the consolidation, merger or sale);
●	immediately after the transaction, no default under the Notes (with respect to the Guarantor), the US Issuer Notes (with respect to the US Issuer) or the UK Issuer Notes (with respect to the UK Notes), as the case may be, has occurred and is continuing; and
●	the relevant Issuer or the Guarantor, as applicable, deliver to the Trustee an officer’s certificate and, if neither the relevant Issuer, nor the Guarantor, are the continuing person, an opinion of counsel, in each case stating, among other things, that the transaction and the supplemental indenture, if required, comply with these provisions and the Indenture.

Redemption

General

The Notes will not be subject to any sinking fund.

Unless otherwise specified below, with respect to any series of Notes, notice of any redemption by the US Issuer or UK Issuer, as applicable, will be mailed by the relevant Issuer, or by the Trustee on the relevant Issuer’s behalf at least 15 days but not more than 60 days before the redemption date to each registered holder of the Notes of such series to be redeemed by the relevant Issuer. The relevant Issuer will give notice of any such redemption to any exchange on which such series of Notes are listed. On and after any redemption date, interest will cease to accrue on such series of Notes or portions thereof called for redemption. On or before the redemption date, the US Issuer or the UK Issuer will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the relevant series of Notes to be redeemed on that date. If less than all of the Notes of such series are to be redeemed, the Notes to be redeemed shall be selected by lot or in accordance with DTC applicable procedures, by the Registrar, in the case of New

Notes represented by a global security, or by the Trustee by such method as the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global security.

Optional Redemption for Tax Reasons

The US Issuer may redeem any series of US Issuer Notes in whole but not in part at any time prior to maturity, at a redemption price equal to 100 per cent. of their principal amount plus accrued interest to the date fixed for redemption, if:

●	the US Issuer determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom (or of any political subdivision or taxing authority thereof) or the United States (or of any political subdivision or taxing authority thereof), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the Issue Date:

o	the US Issuer would be required to pay additional amounts (as described under “—Covenants—Payment of Additional Amounts” above) with respect to the US Issuer Notes on the next succeeding Interest Payment Date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to the US Issuer or the Guarantor; or
o	withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the US Issuer directly from the Guarantor (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the US Issuer or the Guarantor (or any affiliate); or
●	the US Issuer determines, based upon an opinion of independent counsel of recognised standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom (or any political subdivision or taxing authority thereof) or the United States (or any political subdivision or taxing authority thereof) (whether or not such action was taken or brought with respect to the US Issuer or the Guarantor, as the case may be), which action is taken or brought on or after the Issue Date, there is a substantial probability that the circumstances described above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the US Issuer would be obligated to pay such additional amounts.

The UK Issuer may redeem the UK Issuer Notes in whole but not in part at any time prior to maturity, at a redemption price equal to 100 per cent. of their principal amount plus accrued interest to the date fixed for redemption, if:

●	the UK Issuer determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the United Kingdom (or of any political subdivision or taxing authority thereof) or the United States (or of any political subdivision or taxing authority thereof), or any change in the application or official interpretation of such laws, regulations or rulings, or any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after the Issue Date:
o	the UK Issuer would be required to pay additional amounts (as described under “—Covenants—Payment of Additional Amounts” above) with respect to the UK Issuer Notes on the next succeeding Interest Payment Date and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to the UK Issuer or the Guarantor; or
o	withholding tax has been or would be required to be withheld with respect to interest income received or receivable by the UK Issuer directly from the Guarantor (or any affiliate) and such withholding tax obligation cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor (or any affiliate); or
●	the UK Issuer determines, based upon an opinion of independent counsel of recognised standing that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, the United Kingdom (or any political subdivision or taxing authority thereof) or the United States (or any political subdivision or taxing authority thereof) (whether or not such action was taken or brought with respect to the UK Issuer or the Guarantor, as the case may be), which action is taken or brought on or after the Issue Date, there is a substantial probability that the circumstances described above would exist; provided, however, that no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the UK Issuer would be obligated to pay such additional amounts.

The relevant Issuer or the Guarantor will also pay to each noteholder of any series of Notes to be redeemed, or make available for payment to each such noteholder, on the redemption date any additional amounts resulting from the payment of such redemption price. Prior to the publication of any notice of redemption, the relevant Issuer or the Guarantor will deliver to the Trustee:

●	an officer’s certificate stating that the relevant Issuer is entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem have occurred; or
●	an opinion of counsel to the effect that the conditions specified above have been satisfied.

Any notice of redemption will be irrevocable once the relevant Issuer delivers the officer’s certificate to the Trustee.

Fixed Rate Notes Make-Whole and Par Redemption

Prior to the applicable Fixed Rate Notes Par Call Date (as defined below), the US Issuer may redeem any series of the US Issuer Fixed Rate Notes and, at any time before the 2025 Fixed Rate Notes Maturity Date, the UK Issuer may redeem the 2025 Fixed Rate Notes, in whole or in part, at their option at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100 per cent. of the principal amount of the Fixed Rate Notes to be redeemed on that redemption date and (ii) as determined by such Issuer, (a) with respect to any series of US Issuer Fixed Rate Notes: the sum of the present values of the remaining scheduled payments of principal of and interest on the Fixed Rate Notes to be redeemed on that redemption date (not including any portion of such payments of interest accrued as of the redemption date) that would be due if the relevant series of US Issuer Fixed Rate Notes matured on the applicable Fixed Rate Notes Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points in the case of the 2027 Fixed Rate Notes, 20 basis points in the case of the 2029 Fixed Rate Notes, 25 basis points in the case of the 2032 Fixed Rate Notes, 25 basis points in the case of the 2052 Fixed Rate Notes or 15 basis points in the case of the Callable Fixed Rate Notes, and (b) with respect to the 2025 Fixed Rate Notes: the sum of the present values of the remaining scheduled payments of principal and interest on the 2025 Fixed Rate Notes to be redeemed on that redemption date (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points; in each case plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after the applicable Fixed Rate Notes Par Call Date, the US Issuer may redeem any series of the US Issuer Fixed Rate Notes, in whole or in part, at its option at any time and from time to time at a redemption price equal to 100 per cent. of the principal amount of the applicable series of US Issuer Fixed Rate Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, instalments of interest on the Fixed Rate Notes to be redeemed that are due and payable on a Fixed Rate Notes Interest Payment Date falling on or prior to a redemption date will be payable on the Fixed Rate Notes Interest Payment Date to the registered holders as of the close of business on the relevant Regular Record Date according to the Fixed Rate Notes and the Indenture, as applicable.

“Fixed Rate Notes Par Call Date” means any of the 2027 Fixed Rate Notes Par Call Date, the 2029 Fixed Rate Notes Par Call Date, the 2032 Fixed Rate Notes Par Call Date, the 2052 Fixed Rate Notes Par Call Date or the Callable Fixed Rate Notes Par Call Date.

“2027 Fixed Rate Notes Par Call Date” means 24 February 2027.

“2029 Fixed Rate Notes Par Call Date” means 24 January 2029.

“2032 Fixed Rate Notes Par Call Date” means 24 December 2031.

“2052 Fixed Rate Notes Par Call Date” means 24 September 2051.

“Callable Fixed Rate Notes Par Call Date” means 24 March 2023.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the relevant Issuer in accordance with the following two paragraphs:

●	The Treasury Rate shall be determined by the relevant Issuer after 4:15 p.m., New York City time (or after such time as yields on US government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date (the “Price Determination Date”) based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “US government securities— Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the relevant Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to (a) in the case of any series of US Issuer Fixed Rate Notes, the applicable Fixed Rate Notes Par Call Date, and (b) in the case of the 2025 Fixed Rate Notes, the 2025 Fixed Rate Notes Maturity Date (in each case, (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate (a) in the case of any series of US Issuer Fixed Rate Notes, to the applicable Fixed Rate Notes Par Call Date, and (b) in the case of the 2025 Fixed Rate Notes, to the 2025 Fixed Rate Notes Maturity Date, in each case on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
●	If on the Price Determination Date, H.15 TCM or any successor designation or publication is no longer published, the relevant Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, (a) in the case of any series of US Issuer Fixed Rate Notes, the applicable Fixed Rate Notes Par Call Date, and (b) in the case of the 2025 Fixed Rate Notes, the 2025 Fixed Rate Notes Maturity Date, as applicable. If there is no United States Treasury security maturing on (a) in the case of any series of US Issuer Fixed Rate Notes, the applicable Fixed Rate Notes Par Call Date and (b) in the case of the 2025 Fixed Rate Notes, the 2025 Fixed Rate Notes Maturity Date but there are two or more United States Treasury securities with a maturity date equally distant from,

(a) in the case of any series of US Issuer Fixed Rate Notes, the applicable Fixed Rate Notes Par Call Date, and (b) in the case of the 2025 Fixed Rate Notes, the 2025 Fixed Rate Notes Maturity Date, one with a maturity date preceding (a) in the case of any series of US Issuer Fixed Rate Notes, the applicable Fixed Rate Notes Par Call Date, and (b) in the case of the 2025 Fixed Rate Notes, the 2025 Fixed Rate Notes Maturity Date, one with a maturity date following (a) in the case of any series of US Issuer Fixed Rate Notes, the applicable Fixed Rate Notes Par Call Date, and (b) in the case of the 2025 Fixed Rate Notes, the 2025 Fixed Rate Notes Maturity Date, the relevant Issuer shall select the United States Treasury security with a maturity date preceding (a) in the case of any series of US Issuer Fixed Rate Notes, the applicable Fixed Rate Notes Par Call Date, and (b) in the case of the 2025 Fixed Rate Notes, the 2025 Fixed Rate Notes Maturity Date. If there are two or more United States Treasury securities maturing on (a) in the case of any series of US Issuer Fixed Rate Notes, the applicable Fixed Rate Notes Par Call Date, and (b) in the case of the 2025 Fixed Rate Notes, the 2025 Fixed Rate Notes Maturity Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the relevant Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Callable Floating Rate Notes Par Redemption

On or after the Callable Floating Rate Notes Par Call Date (as defined below), the US Issuer may redeem the Callable Floating Rate Notes, in whole or in part, at its option at any time and from time to time at a redemption price equal to 100% of the principal amount of the Callable Floating Rate Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, instalments of interest on the Callable Floating Rate Notes to be redeemed that are due and payable on a Callable Floating Rate Notes Interest Payment Date falling on or prior to a redemption date will be payable on the Callable Floating Rate Notes Interest Payment Date to the registered holders as of the close of business on the relevant Regular Record Date according to the Callable Floating Rate Notes and the Indenture, as applicable. “Callable Floating Rate Notes Par Call Date” means 24 March 2023.

Redemption upon a Change of Control Put Event

If a Change of Control Put Event occurs with respect to a series of Notes, the noteholders of such Series will have the option (a “Change of Control Put Option”) (unless prior to the giving of the relevant Change of Control Put Event Notice (as defined below) the Issuer of such series of Notes has given notice of redemption pursuant the terms of the Indenture) to require the relevant Issuer to redeem or, at such Issuer’s option, purchase (or procure the purchase of) the whole, but not part, of such noteholders’ Notes on the Change of Control Put Date at the Change of Control Redemption Amount (each, as defined below) together with interest accrued (but unpaid) to (but excluding) the Change of Control Put Date.

Promptly, and in any event not later than seven calendar days, after becoming aware of the occurrence of a Change of Control Put Event, the relevant Issuer shall notify the Trustee in writing and give notice (a “Change of Control Put Event Notice”) to the noteholders in accordance with the terms of the Indenture specifying: (A) the nature of the Change of Control Put Event, (B) the procedure for exercising the Change of Control Put Option, (C) that a Change of Control Put Notice (as defined below) once given may not be revoked, (D) the last day of the paying agent’s normal business hours falling within the period (the “Change of Control Put Period”) and (E) the Change of Control Put Date.

To exercise the Change of Control Put Option, the relevant noteholder must deliver, at the specified office of the paying agent at any time during the Change of Control Put Period of 45 calendar days after a Change of Control Put Event Notice is given, accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of the paying agent (a “Change of Control Put Notice”) and in which the noteholder must specify a bank account (or, if payment is required to be made by cheque, an address) to which payment is to be made pursuant to this provision, accompanied by, if the relevant Note is in definitive form, the relevant Note or evidence satisfactory to the paying agent concerned that the relevant Note will, following delivery of the Change of Control Put Notice, be held to its order or under its control. The “Change of Control Put Date” shall be the date falling seven London business days after the expiration of the Change of Control Put Period.

A Change of Control Put Notice, once given, shall be irrevocable, except where prior to the Change of Control Put Date, an Event of Default (as defined below) has occurred and is continuing; in which event, the relevant noteholder, at its option, may elect by notice to the relevant Issuer to withdraw the Change of Control Put Notice and instead to instruct the Trustee, in writing, to give notice that the relevant Notes that are the subject of the Change of Control Put Notice are immediately due and payable pursuant to the events of default provisions of the Indenture (see “—Events of Default” below). The relevant Notes shall then become immediately due and payable, as long as the Trustee declares all of the relevant Notes immediately due and payable in accordance with the provisions of the Indenture.

The relevant Issuer shall redeem or purchase (or procure the purchase of) the relevant Notes on the Change of Control Put Date unless previously redeemed (or purchased) and cancelled.

The Trustee is under no obligation whatsoever to ascertain whether a Change of Control Put Event or any event which could lead to the occurrence of or could constitute a Change of Control Put Event has occurred and, until a responsible officer of the Trustee shall have received actual written notice pursuant to the Indenture to the contrary, the Trustee may assume that no Change of Control Put Event or other such event has occurred.

A “Change of Control” will be deemed to occur if:

●	With respect to any Notes, a person or persons acting in concert (as defined in the City Code on Takeovers and Mergers), other than a holding company (as defined in Section 1159 of the Act) whose shareholders are or are to be substantially similar to the pre-existing shareholders of Haleon or any holding company of Haleon, shall become interested (within the meaning of Part 22 of the Act) in (A) more than 50 per cent. of the issued or allotted ordinary share capital of Haleon (or any holding company of Haleon or (B) shares in the capital of Haleon (or any holding company of Haleon) carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of Haleon or any holding company of Haleon; or
●	With respect to the US Issuer Notes, Haleon ceases to own directly or indirectly more than 50 per cent. of the outstanding share capital of the US Issuer carrying voting rights normally exercisable at a general meeting of the US Issuer; or
●	With respect to the UK Issuer Notes, Haleon ceases to own directly or indirectly more than 50 per cent. of the outstanding share capital of the UK Issuer carrying voting rights normally exercisable at a general meeting of the UK Issuer.

“Change of Control Period” means the period commencing on and including the Relevant Announcement Date (as defined below) and ending on and including the date falling 90 days after the Change of Control (or such longer period for which the relevant series of Notes are under consideration (such consideration having been announced publicly within the period described above) for rating review or, as the case may be, rating by a Rating Agency (as defined below), such period not to exceed 60 days from and including the public announcement of such consideration).

“Change of Control Put Event” will be deemed to occur if a Change of Control has occurred and during the Change of Control Period either (i) a withdrawal or downgrade occurs to any one or more credit ratings assigned to the relevant series of Notes so that none of the Rating Agencies (as defined below) then rating such series of Notes assign an Investment Grade (as defined below) rating to such series of Notes and, within the Change of Control Period, any one or more of such ratings is not subsequently (in the case of a downgrade) upgraded or (in the case of a withdrawal) reinstated to an Investment Grade; provided that (A) where a rating has been changed, the relevant Rating Agency announces publicly or confirms in writing to the relevant Issuer or Haleon that such change resulted, in whole or in part, in anticipation of, or as a result of the occurrence of, the Change of Control; (B) in the case of a Potential Change of Control Announcement (as defined below), a Change of Control Put Event will be deemed to have occurred only if and when the Change of Control referred to in such Potential Change of Control Announcement subsequently occurs; and (C) if there is only one credit rating assigned to the relevant series of Notes, a Change of Control Put Event can only occur if that credit rating changes so that the relevant Rating Agency does not assign an Investment Grade rating to the Notes or (ii) a Negative Rating Event (as defined below) occurs. For the avoidance of doubt, a Change of Control Put Event will not have occurred, where the Notes were rated by the Rating Agencies below Investment Grade on or before a Change of Control has occurred and such rating has not been withdrawn or downgraded as a result of the Change of Control.

“Change of Control Redemption Amount” means a redemption price equal to 101 per cent. of the principal amount of the Notes to be redeemed, plus accrued and unpaid, if any, thereon to, but excluding, the redemption date.

“Fitch” means Fitch Ratings Ltd and its successors.

“Investment Grade” means in relation to the Notes: (a) a credit rating of BBB- or higher by S&P (as defined below) (or its equivalent under any successor rating category of S&P); (b) a credit rating of Baa3 or higher by Moody’s (as defined below) (or its equivalent under any successor rating category of Moody’s); or (c) a credit rating of BBB- or higher by Fitch (or its equivalent under any successor rating category of Fitch); or (d) an equivalent rating to either BBB- or Baa3, or higher, by any other Rating Agency.

“Moody’s” means Moody’s Investors Services Limited and its successors.

A “Negative Rating Event” shall be deemed to have occurred if at any time there is no rating assigned to the Notes by a Rating Agency and the relevant Issuer does not, by the end of the Change of Control Period, obtain an Investment Grade rating in respect of such Notes.

“Potential Change of Control Announcement” means the earliest of any public announcement or statement by or on behalf of the relevant Issuer or Haleon, any actual or potential bidder or any adviser acting on behalf of any actual or potential bidder relating to any potential Change of Control where within 180 days following the date of such announcement or statement, a Change of Control occurs.

“Rating Agencies” means (a) S&P; (b) Moody’s; (c) Fitch or (d) if at least two of S&P, Moody’s or Fitch do not make a rating of the Notes publicly available, any other internationally recognised rating agency appointed by the relevant Issuer to assign a credit rating to the Notes which shall be substituted for S&P, Moody’s or Fitch or all of them, as the case may be, and each, a “Rating Agency.”

“Relevant Announcement Date” means the date that is the earlier of (a) the date of the first public announcement, by or on behalf of the relevant Issuer, Haleon, any bidder or any designated adviser, of the relevant Change of Control and (b) the date of the Potential Change of Control Announcement (if any).

“S&P” means S&P Global Ratings UK Limited and its successors.

Events of Default

An event of default with respect to a series of Notes will occur upon any of the following:

●	default in payment of the principal of any Note of such series when due (including upon any redemption of such series of Notes), and, in the case of technical or administrative difficulties, the continuance of that default for more than two business days;
●	default in payment of interest on, or any additional amounts payable in respect of, any Note of such series when due and payable, and the continuance of that default for 30 days;
●	(a) with respect to the US Issuer Notes, default in performing any other covenant of the US Issuer and (b) with respect to the UK Issuer Notes, default in performing any other covenant of the UK Issuer, or the Guarantor in the Indenture for 90 days after the receipt of written notice specifying such default from the Trustee or from the noteholders of 25 per cent. in principal amount of the Notes of that series;
●	default under any bond, debenture, note or other evidence of indebtedness for money borrowed of the US Issuer, with respect to the US Issuer Notes, or the UK Issuer, with respect to the UK Issuer Notes, or the Guarantor, as the case may be (not including any indebtedness for which recourse is limited to property purchased), having in any particular case an outstanding principal amount in excess of £100,000,000 (or its equivalent in any other currency) where any such failure results in such indebtedness being accelerated and becoming due and payable prior to its stated maturity and such acceleration shall not have been rescinded or annulled or such indebtedness shall not have been discharged; provided that there shall not be deemed to be an event of default if such acceleration is rescinded or annulled or such payment is made within 10 days after there has been given to the applicable Issuer and the Guarantor by the Trustee, or to the applicable Issuer, the Guarantor and the Trustee by the noteholders representing 25 per cent. or more in aggregate principal amount of such series of the Notes a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;
●	with respect to the US Issuer Notes, the Guarantee ceases to be, or is claimed by the US Issuer or Haleon not to be, in full force and effect; or
●	with respect to the UK Issuer Notes, the Guarantee ceases to be, or is claimed by the UK Issuer or Haleon not to be, in full force and effect; or
●	certain events of bankruptcy, insolvency or reorganisation of the applicable Issuer or the Guarantor, as the case may be.

An event of default with respect to a particular series of Notes will not necessarily constitute an event of default with respect to any other series of the Notes.

The Trustee may withhold notice to the noteholders of any default (except in the payment of principal or interest) if it, in good faith, considers such withholding of notice to be in the interests of the noteholders. A default is any event which is an event of default described above or would be an event of default but for the giving of notice or the passage of time.

If the event of default occurs because of a default in a payment of principal or interest on any series of Notes, then the Trustee or the noteholders of at least 25 per cent. of the aggregate principal amount of such series of Notes can accelerate the entire principal of such series of Notes with written notice to the Trustee. If the event of default occurs because of a failure to perform any other covenant in the Indenture or any covenant for the benefit of one or more, but not all, of the series of the Notes, then the Trustee or the noteholders of at least 25 per cent. of the aggregate principal amount of Notes of all series affected, voting as one class, can accelerate all of the affected series of Notes. If the event of default occurs because of bankruptcy proceedings, then the entire principal of the Notes under the Indenture will be accelerated automatically without any further action on the part of the noteholders or the Trustee.

Therefore, except in the case of a default on a payment of principal or interest on the Notes of the series that a noteholder holds, or a default due to the bankruptcy or insolvency of the relevant Issuer or the Guarantor, it is possible that a noteholder may not be able to accelerate the Notes of the series it holds because of the failure of noteholders of other series of Notes to take action.

The noteholders representing a majority of the aggregate principal amount of the affected series of Notes, can rescind this accelerated payment requirement or waive any past default or event of default or allow noncompliance with any provision of the Indenture. However, they cannot waive a default in payment of principal of or interest on any series of the Notes when due otherwise than as a result of acceleration.

After an event of default has occurred and is continuing of which a responsible officer of the Trustee has received written notice, the Trustee must exercise the same degree of care a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any noteholders, unless the noteholders offer the Trustee indemnity and/or security satisfactory to it. If the noteholders provide the Trustee with such indemnity and/or security, the noteholders representing a majority in principal amount of all affected series of Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or is unduly prejudicial to the rights of other noteholders.

No noteholder will be entitled to pursue any remedy with respect to the Indenture unless the Trustee fails to act for 60 days after it is given:

●	notice of default by that noteholder;
●	a written request to enforce the Indenture by the noteholders of not less than 25 per cent. in principal amount of all outstanding Notes of any affected series; and
●	an indemnity to the Trustee, reasonably satisfactory to the Trustee;

and during this 60-day period the noteholders representing a majority in principal amount of all outstanding Notes of such affected series do not give a direction to the Trustee that is inconsistent with the enforcement request. These provisions will not prevent any noteholder from enforcing payment of the principal of (and premium, if any) and interest on the Notes at the relevant due dates.

If an event of default with respect to a series of Notes occurs and is continuing of which a responsible officer of the Trustee has received written notice, the Trustee will mail to the noteholders of the Notes of such series a notice of the event of default within 90 days after it occurs. However, except in the case of a default in any payment in respect of a series of Notes, the Trustee shall be protected in withholding notice of an event of default if it determines in good faith that this is in the interests of the noteholders of the relevant series of Notes.

Further Issuances

Each of the Issuers may from time to time, without the consent of the relevant noteholders, create and issue further debt securities of the same series having the same terms and conditions in all respects as any of the relevant series of Notes being offered hereby, except for the issue date, the issue price and, in certain cases, the first payment of interest thereon. Any such additional debt securities shall be issued under a separate CUSIP or ISIN number unless the additional debt securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original discount, in each case for US federal income tax purposes.

Payment and Transfer

Each of the Issuers will pay the principal of the relevant Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

Each of the Issuers will pay the principal of any relevant certificated Notes at the office or agency designated by it for that purpose. Each of the Issuers has initially designated the Trustee as its paying agent and registrar and its corporate trust office as a place where relevant series of Notes may be presented for payment or for registration of transfer. Each of the Issuers may, however, change the paying agent or registrar without prior notice to the relevant noteholders, and such Issuer may act as paying agent or registrar.

A noteholder may transfer or exchange Notes at the office of the registrar in accordance with the Indenture. The registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by either of the Issuers, the Trustee or the registrar for any registration of transfer or exchange of Notes, but each of the Issuers may require a relevant noteholder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the Indenture. A noteholder may not sell or otherwise transfer Notes except in compliance with the provisions set forth below under “Notice to Investors.” Neither of the Issuers is required to transfer or exchange any relevant Note surrendered for exchange or required repurchase.

The registered holder of a Note will be treated as its owner for all purposes.

Book-entry system

The Global Notes

The Notes were initially issued in the form of one or more registered notes in global form (the “global notes”). Upon issuance, each of the global notes were deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in a global note are limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants and ownership will be transferred through the records maintained by DTC and its direct and indirect participants.

Beneficial interests in global notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Replacement of Notes

Should any Note be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Registrar upon payment by the claimant of the expenses, taxes and duties incurred in connection therewith and on such terms as to evidence and indemnity as the relevant Issuer may require. In case any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the relevant Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof. Mutilated or defaced Notes must be surrendered before replacements will be issued.

Amendments and Waivers

Subject to certain exceptions, the rights and obligations of each of the Issuers and the noteholders under the Indenture may be modified if the noteholders of a majority in aggregate principal amount of the outstanding Notes of each series affected by the modification consent to such modification. However, the Indenture provides that, unless each affected noteholder agrees, an amendment cannot:

●	make any adverse change to any payment term of a Note such as extending the maturity date, extending the date on which the relevant Issuer has to pay interest, reducing the interest rate, reducing the amount of principal the relevant Issuer has to repay, changing the currency in which the relevant Issuer has to make any payment of principal, premium or interest, modifying any redemption or repurchase right, or right to convert or exchange any Note, to the detriment of the noteholder and impairing any right of a noteholder to bring suit for payment;
●	change in any manner materially adverse to the interests of the noteholders the terms and conditions of the obligations of the Guarantor in respect of the due and punctual payment of the principal thereof (and premium, if any) and any interest thereon;
●	waive any payment default;
●	reduce the percentage of the aggregate principal amount of Notes needed to make any amendment to the Indenture or to waive any covenant or default; or
●	make any other change to the amendment provisions of the Indenture.

However, if each of the respective Issuers and the Trustee agree, the Indenture may be amended without notifying any noteholders or seeking their consent if the amendment does not materially and adversely affect any noteholder. Each of the Issuers are permitted to make modifications and amendments to the Indenture without the consent of any noteholder for any of the following purposes:

●	to cure any ambiguity, defect or inconsistency in the Indenture;
●	to comply with sections of the Indenture governing when each of the Issuers may merge and substitute obligors;
●	to evidence and provide for the acceptance by a successor trustee of appointment under the Indenture with respect to the Notes of any or all series;
●	to establish the form or forms or terms of the Notes of any series or of the coupons appertaining to such Notes as permitted under the Indenture;
●	to provide for uncertificated Notes in addition to or in place of certificated Notes and to make all appropriate changes for such purpose;
●	to provide for a further guarantee from a third party on outstanding Notes of any series and the debt securities of any series that may be issued under the Indenture;

●	to change or eliminate any provision of the Indenture; provided that any such change or elimination will become effective only when there are no outstanding Notes of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;
●	to supplement any of the provisions of the Indenture to such extent as will be necessary to permit or facilitate the defeasance and discharge of any series of Notes pursuant to the Indenture; provided that any such action will not adversely affect the interests of the noteholders in any material respect; or
●	to make any change that does not materially and adversely affect the rights of any noteholder.

Defeasance

The term defeasance means discharge from some or all of the obligations under the Indenture. If an Issuer deposits with the Trustee sufficient cash or government securities (if government securities, as deemed sufficient in the opinion of a nationally recognised firm of public accountants) to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the relevant Notes, then at its option:

●	such Issuer will be discharged from its respective obligations with respect to the relevant Notes; or
●	such Issuer will no longer be under any obligation to comply with the restrictive covenants, if any, contained in the Indenture and any supplemental indenture or board resolution with respect to the relevant Notes, and the events of default relating to failures to comply with covenants will no longer apply to such Issuer.

If this happens, the noteholders will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Notes and replacement of lost, stolen or mutilated Notes. Instead, the noteholders will only be able to rely on the deposited funds or obligations for payment.

The relevant Issuer must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the noteholders to recognise income, gain or loss for US federal income tax purposes. The relevant Issuer may, in lieu of an opinion of counsel, deliver a ruling to such effect received from or published by the US Internal Revenue Service.

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

No recourse for the payment of the principal of or other amounts on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the applicable Issuer or the Guarantor in the Indenture, or in any of the Notes, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, limited partner, stockholder, officer, director, employee or controlling person of the applicable Issuer or the Guarantor or of any successor persons thereof. Each noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under United States federal securities laws.

Substitution of either Issuer

Each of the Issuers may at its option at any time, without the consent of any noteholders, cause Haleon or any of their respective subsidiaries to assume the obligations of the US Issuer under the US Issuer Notes, and of the UK Issuer under the UK Issuer Notes, respectively, provided that the new obligor executes a supplemental indenture in which it agrees to be bound by the terms of the Notes and the Indenture. If the new obligor is not a US or UK company, it must be organised and validly existing under the laws of a jurisdiction that is a member country of the Organisation for Economic Cooperation and Development (or any successor) and it must also agree in the supplemental indenture to be bound by a covenant comparable to that described above under “—Covenants—Payment of Additional Amounts” with respect to taxes imposed in its jurisdiction of organization (in which case the new obligor will benefit from a redemption option comparable to that described above under “—Optional Redemption for Tax Reasons” in the event of changes in taxes in that jurisdiction after the date of the substitution). In the case of such a substitution, the relevant Issuer will be relieved of any further obligation under the relevant Notes.

The Trustee

The Trustee is Deutsche Bank Trust Company Americas, 1 Columbus Circle, 17th Floor, New York, NY 10019. The Trustee is required to perform only those duties that are specifically set forth in the Indenture, except when a default has occurred and is continuing with respect to the Notes of which a responsible officer of the Trustee has received written notice. After a default, the Trustee must exercise the same degree of care that a prudent person would exercise under the circumstances in the conduct of her or his own affairs. Subject to these requirements, the Trustee is under no obligation whatsoever to exercise any of the powers vested in it by the Indenture at the request of any noteholder unless the noteholder offers the Trustee indemnity and/or security satisfactory to it against the costs, expenses and liabilities that might be incurred by exercising those powers.

Notices

Notices to the noteholders will be mailed to them at their respective addresses in the register of Notes. So long as and to the extent that the Notes are represented by global notes and such global notes are held by DTC or a nominee thereof, notices to owners of beneficial interests in the global notes may be given by delivery of the relevant notice through the facilities of DTC in accordance with DTC’s procedures.

Governing Law

The Notes, the Guarantees and the Indenture are governed by, and will be construed in accordance with, the laws of the State of New York.